HESKA CORPORATION
                              1613 PROSPECT PARKWAY
                          FORT COLLINS, COLORADO 80525
                                 (970) 493-7272
                                  ____________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  ____________

TIME                   9:00 a.m. on  Thursday May 17, 2001

PLACE                  Heska Corporation
                       1613 Prospect Parkway
                       Fort Collins, Colorado

ITEMS OF BUSINESS      1. To  elect  to  the Board of Directors  one
                          director to serve until the 2004 Annual Meeting
                          of Stockholders or until her successor has been
                          duly elected and qualified.

                       2. To amend the 1997 Stock Incentive Plan  to
                          increase the number of options automatically granted to outside directors.

                       3. To  transact  such other business  as  may
                          properly come before the Annual Meeting and any adjournment or postponement of the Annual
                          Meeting. Management is presently aware of no other business to come before the Annual
                          Meeting.

RECORD DATE            You  can vote if you are a stockholder of record
                       on March 23, 2001.

ANNUAL REPORT          Our  2000 Annual Report, which is not a part  of
                       the proxy soliciting material, is enclosed.

PROXY VOTING           It  is important that your shares be represented
                       and  voted at the Meeting.  Please vote  in  one
                       of these ways:

                       1. VISIT  THE  WEB SITE noted on  your  proxy
                          card to vote via the Internet; or
                       2. MARK,  SIGN, DATE AND PROMPTLY RETURN  the
                          enclosed   proxy  card  in  the   postage-paid
                          envelope provided.

                       Any proxy may be revoked at any time prior to its exercise at the Meeting.

                                    /S/ Ronald L. Hendrick
                                    Ronald L. Hendrick
                                    Executive Vice President, Chief
April 4, 2001                         Financial Officer and Secretary


                                HESKA CORPORATION
                                  ____________

                                 PROXY STATEMENT
                                  ____________

     These proxy materials are furnished to the stockholders of Heska Corporation, a Delaware corporation in connection with the solicitation of proxies to be used in voting at our 2001 Annual Meeting of Stockholders and at any adjournment or postponement thereof. THE ENCLOSED PROXY IS SOLICITED BY OUR BOARD OF DIRECTORS.

     You are invited to attend our Annual Meeting of Stockholders to be held on May 17, 2001, beginning at 9:00 a.m. The meeting will be held at Heska Corporation, 1613 Prospect Parkway, Fort Collins, Colorado.

     This Proxy Statement, proxy card and voting instructions are being mailed starting April 4, 2001.

STOCKHOLDERS ENTITLED TO VOTE

     Stockholders of record at the close of business on March 23, 2001 are entitled to notice of and to vote at the Annual Meeting. As of that date, we had 38,656,745 shares of common stock outstanding. Each holder of common stock is entitled to one vote for each share held as of the record date. An inspector of elections appointed by the Board of Directors will determine the shares represented at the Annual Meeting, the validity of proxies and will count all votes. Determinations of whether a quorum exists and whether proposals are approved will be announced at the Annual Meeting.

PROXIES

     Your vote is important. Stockholders of record may vote their proxies by Internet or mail. The web site address is included on your proxy card. If you choose to vote by mail, a postage-paid envelope is provided.

     A proxy may be revoked at any time before it is exercised by (1) filing a written revocation with the Secretary of the Company, (2) submitting a duly executed proxy bearing a later date, or (3) voting by ballot at the Annual Meeting.

Vote by Internet

     You can vote your shares via the Internet. The web site for Internet voting is on your proxy card. Internet voting is available 24 hours a day. You will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet you do not need to return your proxy card.

Vote by Mail

     If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to Computershare Trust Company, Inc. in the postage-paid envelope provided.

Voting at the Annual Meeting

     The method by which you vote now will in no way limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record and bring it with you to the meeting to be able to vote at the meeting.

     All proxies returned prior to the Annual Meeting will be voted in accordance with the instructions contained therein. If no choice is specified, the shares will be voted FOR the proposals listed in this Proxy Statement.

Voting of Other Matters

     The enclosed proxy card grants the proxy holders discretionary authority to vote on other matters properly brought before the Annual Meeting. At the date this Proxy Statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

LIST OF STOCKHOLDERS

     A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting during normal business hours at our offices at 1612 Specht Point Drive, Fort Collins, Colorado, 80525, by contacting the Secretary of the Company.

REQUIRED VOTE

     The presence in person or by proxy of the holders of a majority of our outstanding shares constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum.

     Directors are elected by a plurality vote. Any other matter submitted for stockholder approval at the Annual Meeting, will be decided by the affirmative vote of a majority of shares present in person or represented by valid proxy and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If a broker, bank or other nominee, who is the record holder of certain shares indicates on a proxy that it does not have discretionary authority to vote on a particular matter as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these "non-voted" shares will be counted for quorum purposes but will not be counted in determining whether stockholder approval of a particular matter has been obtained.

COST OF SOLICITATION

     We will bear the expense of soliciting proxies, including the expense of preparing, printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these people for such solicitation.

                        PROPOSAL 1 - ELECTION OF DIRECTOR


DIRECTORS AND NOMINEE FOR DIRECTOR

     There is one Class I nominee for election this year. Detailed information on this nominee is provided on page 3 of this proxy statement. Our Board of Directors is divided into three classes, with one class of directors elected each year at the Annual Meeting of Stockholders for a three-year term of office. The directors of each class hold their positions until the Annual Meeting of Stockholders at which time their respective successors are elected and qualified or until their earlier resignation, removal from office, death or incapacity. One Class I director is to be elected at this meeting for a three-year term ending in 2004.

     The Board of Directors proposes the election of Dr. Edith W. Martin as a Class I director. The persons named on the enclosed proxy card intend to vote the proxy for the election of this nominee, unless you indicate on the proxy card that your vote should be withheld from such nominee. If you are voting by Internet, you will be instructed how to withhold your vote. Dr. Martin has indicated her willingness to serve as a member of the Board of Directors if elected; however, if she is unable or declines to serve as a director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for a nominee designated by the Board of Directors to fill the vacancy. Stockholder nominations for the Board of Directors must be made following the procedures set forth in the Bylaws not less than 60 days nor more than 90 days prior to the scheduled date of the Annual Meeting. The deadline for a stockholder to deliver notice of a nomination for the election of directors at the 2001 Annual Meeting of Stockholders was March 16, 2001. No such nominations were received.

     There is currently a vacancy in Class I of the Board of Directors. We intend to fill such vacancy with an independent director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF DR. MARTIN AS OUR DIRECTOR.


BIOGRAPHICAL INFORMATION

     Certain biographical information of the nominee and of the members of the Board of Directors continuing in office after the Annual Meeting is set forth below.

Class I

     EDITH W. MARTIN, PH.D., age 55, has served us as a director since October 2000. Since, 1992, Dr. Martin has also served as President of Advanced Global Technologies, Inc., a computer services company that she founded. She also has served as a Managing Partner of M14M1 Enterprises since 1994. From March 1999 to March 2000, Dr. Martin was Chief Information Officer and Vice President at Halliburton Company. She also served as Chief Information Officer and Vice President at Eastman Kodak from January 1996 to October 1997, and as Executive Vice President and Chief Technology Officer at Sallie Mae from 1994 to 1996. From 1992 to 1994, Dr. Martin served as Vice President and Chief Information Officer at Intelstat. She was a Vice President at Boeing from 1984 to 1992. Prior to 1984, she was the Deputy Under-Secretary of Research and Advanced Technology for the Department of Defense. Dr. Martin currently serves on the board of Immunex Corporation and several private companies. In addition, she serves on the audit, compensation and stock committees at Immunex. Dr. Martin holds a Ph.D. and M.S. from Georgia Institute of Technology and a B.A. from Lake Forest College.

Class II

     A. BARR DOLAN, age 51, has served us as a director since March 1988, and was Chairman of the Board of Directors from 1988 to January 1999. Mr. Dolan has been the President of Charter Venture Capital, a venture capital management firm, since 1982, a general partner of Charter Ventures since 1982, a general partner of Charter Ventures II, L.P. since 1994 and managing director of Charter Ventures III, L.P. since 1998. Mr. Dolan is also a director of several private companies. He holds M.S. and B.A. degrees from Cornell University, an M.A. degree from Harvard University and an M.B.A. from Stanford University.

     ROBERT B. GRIEVE, PH.D., age 49, one of our founders, currently serves as Chief Executive Officer and Chairman of the Board of Directors. Dr. Grieve was named Chief Executive Officer effective January 1, 1999, Vice Chairman effective March 1992 and Chairman of the Board effective May 2000. Dr. Grieve also served as Chief Scientific Officer from December 1994 to January 1999 and Vice President, Research and Development, from March 1992 to December 1994. He has been a member of our Board of Directors since 1990. He holds a Ph.D. degree from the University of Florida and M.S. and B.S. degrees from the University of Wyoming.

     JOHN F. SASEN, SR., age 58, has served us as a director since October 1998. Since April 1998, he has served as Executive Vice President and Chief Marketing Officer of PSS/World Medical, Inc., and from December 1993 he held various other senior executive positions at PSS. From July 1993 to April 1998, Mr. Sasen served as a Director of PSS. Prior to joining PSS in 1993, Mr. Sasen was Vice President Sales, Marketing and Distributor Relations for a division of Becton Dickinson & Company, a manufacturer of health care products. Mr. Sasen was with Becton Dickinson for over 20 years. In addition, Mr. Sasen serves as a director of Humascan, Inc., a manufacturer of a medical device. Mr. Sasen is the immediate past Chairman of the Health Industry Distributors Association, a non-profit organization that addresses the needs of the healthcare industry.

Class III

     WILLIAM A. AYLESWORTH, age 58, has served us as a director since June 2000. Mr. Aylesworth has served as Senior Vice President since 1988, Chief Financial Officer since 1984 and Treasurer since 1982 for Texas Instruments Incorporated. From 1972 to 1982, he served in treasury services, and from 1967 to 1972 he served in the Control Management Program for Texas Instruments. Mr. Aylesworth is also a director of Factory Mutual Insurance Company and various private organizations. He holds an M.S. in industrial administration from Carnegie Mellon University and a B.E.E. in electrical engineering from Cornell University.

     LYLE A. HOHNKE, PH.D., age 58, has served as a director since April 1996. Dr. Hohnke is a general partner of Tullis Dickerson Company (formerly Javelin Capital Fund, L.P.), a venture capital firm, a position he has held since 1994. Dr. Hohnke was a co-founder of Diamond Animal Health, Inc. and served as Chairman and CEO from 1994 until its acquisition by us in April 1996. From January 1991 to October 1993 he was a general partner of Heart Land Seed Capital Fund. Dr. Hohnke is also a director of Cytrx, Inc. and several private companies. In addition, he is a member of the audit and compensation committees of Cytrx, Inc. He holds Ph.D. and M.A. degrees from the University of Oregon, an M.B.A. from the Hartford Graduate Institute and a B.A. degree from Western Michigan University.

     LYNNOR B. STEVENSON, PH.D., age 58, is one of our founders and has served us as a director since March 1988. Dr. Stevenson served us as President and Chief Executive Officer from March 1988 to March 1992. She currently is President of Alta Biomedical Group LLC. Dr. Stevenson was President and Chief Executive Officer of Cascade Oncogenics, Inc from December 1992 until December 2000. From July 1992 to April 1997, she was Director, Technology Transfer at the University of Oregon. She holds a Ph.D. degree from Monash University, Australia and B.Sc. and B.Ed. degrees from the University of Melbourne, Australia.

BOARD AND COMMITTEE MEMBERSHIP AND MEETINGS

     During 2000, the Board of Directors had two ongoing committees. Those committees consisted of an Audit Committee and a Compensation Committee. The Compensation Committee and Audit Committee are comprised entirely of non-employee directors. There is no family relationship among any of the directors or the nominee.

     Except as noted below, all directors attended at least 75% of the aggregate number of meetings of the Board of Directors and Board committees on which they served during their respective terms of office. The Board of Directors held six meetings during the year ended December 31, 2000.

     The members of the Compensation Committee during 2000 were Mr. Dolan, Dr. Hohnke and Mr. Sasen. Dr. Martin was appointed to the Compensation Committee in October 2000. The Compensation Committee held four meetings during 2000. Dr. Martin was unable to attend the only meeting for which she was eligible. The Compensation Committee's functions are to make recommendations to the Board of Directors with respect to general and specific compensation policies and practices and to administer the 1997 Stock Incentive Plan and 1997 Employee Stock Purchase Plan.

     The members of the Audit Committee during 2000 were Mr. Dolan, Mr. Pomroy and Dr. Tebbit. Mr. Aylesworth was appointed to the Audit Committee when Mr. Pomroy resigned in June 2000. Dr. Martin was appointed to the Audit Committee in October 2000 when Dr. Tebbit resigned. The Audit Committee held three meetings during 2000. The Audit Committee's functions are to review the scope of the annual audit, monitor the relationship with our independent auditors, advise and assist the Board of Directors in evaluating the auditor's examination, and provide oversight in connection with our financial and accounting organization and financial reporting.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors has selected Arthur Andersen LLP as the independent public accounting firm to audit our financial statements for the fiscal year beginning January 1, 2001.

     Representatives of Arthur Andersen LLP will be present at the meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

DIRECTORS' COMPENSATION

     Each new outside director elected to our Board of Directors is automatically granted as of the date of election an option to purchase 10,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. The shares subject to these options vest in four equal installments at annual intervals over the four-year period commencing on the date of grant. Further, each outside director who continues to serve in such capacity following any annual meeting of stockholders is automatically granted an option as of the date of such meeting to purchase 2,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. The shares subject to these options vest on the first anniversary of grant. No director is eligible to receive the 10,000-share grant and a 2,000-share grant in the same year. Directors are eligible to receive a greater number of options or shares than the automatic grants described above under the 1997 Stock Incentive Plan. The Board of Directors has approved, subject to stockholder approval, an amendment to the 1997 Stock Incentive Plan to increase the number of options granted annually to outside directors. See "Proposal 2" herein.

     In February 2001, the Board of Directors modified the existing policy to compensate "outside" or non-employee directors with options to purchase Heska common stock. Under this new policy, outside directors receive an option to purchase 200 shares for attendance at a meeting of the Board of Directors, or Board committee, which is less than four hours and an option to purchase 1,000 shares for attendance at a meeting of the Board of Directors, or Board committee, which is four hours or more, or for consulting services of four hours or more. These options are immediately exercisable and the exercise price is equal to the fair market value on the date of grant. Directors are reimbursed for their reasonable expenses for each meeting attended.

     See "Employment Agreements" below for a description of the compensation arrangement with Dr. Grieve.

BOARD COMPOSITION

     Mr. Dolan was appointed to our Board of Directors in connection with equity investments in us by Charter Ventures and Charter Ventures II, L.P. Dr. Hohnke was appointed to our Board of Directors in connection with our acquisition of Diamond.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of March 23, 2001 as to shares of our common stock beneficially owned by: (i) each of the named executive officers listed in the Summary Compensation Table; (ii) each of our directors; (iii) all directors and executive officers of the Company as a group; and (iv) each person who is known by us to own beneficially more than 5% of our common stock.

                                                      Shares                      Percentage
                                                    Beneficially                 Beneficially
                                                      Owned(1)                      Owned(1)
                                                   -------------                 ------------


State of Wisconsin Investment Board (2)              6,468,000                        16.7%
   P.O. Box 7842
   Madison, WI 53707
Entities  associated with Charter  Ventures (3)      6,206,924                        16.1%
   525 University Avenue, Suite 1500
   Palo Alto, CA 94301
Novartis Tiergesundheit AG                           3,705,389                         9.6%
   Klybeckstrasse A4A
   4002 Basel
   Switzerland
Zesiger Capital Group LLC (4)                        3,524,500                         9.1%
   320 Park Avenue, 30th Floor
   New York, NY 10022
Capital Group International, Inc. (5)                3,425,000                         8.8%
   1100 Santa Monica Blvd.
   Los Angeles, CA 90025
Lombard Odier & Cie (6)                              2,774,200                         7.2%
   11, Rue de la Corraterie
   1204 Geneva
   Switzerland
Ralston Purina Company (7)                           2,331,187                         5.9%
   Checkerboard Square
   St. Louis, MO 63164
William A. Aylesworth (11)                               3,800                            *
A. Barr Dolan (8)(12)                                6,214,924                        16.1%
Robert B. Grieve, Ph.D. (9)(11)                        744,348                         1.9%
Lyle A. Hohnke, Ph.D. (11)                             116,425                            *
Edith W. Martin, Ph.D.(11)                              38,500                            *
John F. Sasen, Sr. (11)                                 16,100                            *
Fred M. Schwarzer (10)(11)                             471,266                         1.2%
Lynnor B. Stevenson, Ph.D. (11)                        190,700                            *
James H. Fuller (11)                                   283,167                            *
Ronald L. Hendrick (11)                                117,079                            *
Giuseppe Miozzari, Ph.D. (11)                          129,114                            *
Dan Stinchcomb, Ph.D.(11)                               77,754                            *
All  directors and executive officers as  a
   group (13 persons)(11)(12)                        8,488,129                        21.2%



________________
*    Amount represents less than 1% of our common stock.

(1) To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to securities. Shares of common stock issuable upon exercise of stock options or warrants exercisable within 60 days of March 23, 2001 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2) Based upon information derived from a Schedule 13G filed on February 9, 2001 by State of Wisconsin Investment Board pursuant to
     Section 13G of the Securities Exchange Act of 1934 and the rules promulgated thereunder (the "Exchange Act"), reporting its beneficial ownership of our common stock. According to the Schedule 13G, State of Wisconsin Investment Board has sole power to vote and dispose of 5,468,000 shares. Also, includes 1,000,000 shares purchased in a private placement on February 6, 2001.
(3) Includes 3,386,510 shares and options to purchase 1,000 shares of common stock held by Charter Ventures and 2,818,414 shares and options to purchase 1,000 shares of common stock held by Charter Ventures II, L.P.
(4) Based upon information derived from a Schedule 13G filed on February 12, 2001 by Zesiger Capital Group LLC pursuant to Section 13G of the Exchange Act reporting its beneficial ownership of our common stock. According to the Schedule 13G, Zesiger has the sole power to vote 1,400,000 shares and the sole power to dispose of 1,987,000 shares. Also, includes 1,537,000 shares purchased in a private placement on February 6, 2001.
(5) Based upon information derived from a Schedule 13G, filed on February 12, 2001 by Capital Group International, Inc., pursuant to the Exchange Act, reporting its beneficial ownership of our common stock. According to the Schedule 13G, Capital has sole power to vote 2,832,900 shares and the sole power to dispose of 3,390,200 shares.
(6) Based upon information derived from a Schedule 13G filed by Lombard Odier & Cie on February 14, 2001 to Section 13G of the Exchange Act, reporting its beneficial ownership of shares. According to the Schedule 13G, Lombard has sole power to vote and dispose of 2,755,000 shares.
(7) Based upon information derived from a Schedule 13G filed on August 4, 1998 by Ralston Purina Company pursuant to Section 13G of the Exchange Act, reporting its beneficial ownership of our common stock. Includes 1,165,592 shares of common stock which may be acquired upon exercise of warrants and do not have voting rights until issued upon exercise. According to the Schedule 13G, Ralston Purina has sole power to vote and dispose of 1,165,595 shares.
(8) Represents shares and options held by Charter Ventures and Charter Ventures II, L.P., with respect to which Mr. Dolan disclaims beneficial ownership except to the extent of his proportionate share therein. Mr. Dolan, one of our directors, is a general partner of each of Charter Ventures and Charter Ventures II, L.P., and may be deemed a beneficial owner of the shares held by such entities because of shared voting power with respect to such shares.
(9)  Does not include 15,649 shares of common stock held by Dr.
     Grieve's wife, with respect to which Dr. Grieve disclaims beneficial ownership.
(10) Does not include 949 shares of common stock held by Mr.
     Schwarzer's wife, with respect to which Mr. Schwarzer disclaims beneficial ownership.
(11) Includes an aggregate of 1,466,014 shares of common stock issuable upon exercise of stock options currently exercisable within 60 days of March 23, 2001 as follows: Mr. Aylesworth, 3,800; Mr. Dolan, 10,000, Dr. Grieve, 540,647; Dr. Hohnke, 30,034; Dr. Martin, 2,300; Mr. Sasen, 16,100; Mr. Schwarzer, 293,317; Dr. Stevenson, 11,700; Mr. Hendrick, 95,000; Mr. Fuller, 254,167; Dr. Miozzari, 79,115; Dr. Stinchcomb, 76,605; and Dr. Verser, 53,229.
(12) Includes shares held by the entities referenced in footnote
     8 which are affiliated with a director.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth compensation for services rendered in all capacities to us for the three fiscal years ended December 31, 2000 of
(i) Robert B. Grieve, Chairman of the Board and Chief Executive Officer and
(ii) our four other most highly compensated executive officers as of December 31, 2000, collectively referred to as the named executive officers.

                                                                                          Long Term
                                                                                         Compensation
                                                                Annual                      Awards
                                                             Compensation              -----------------
                                                     -----------------------------        Securities
                                        Fiscal        Salary        Other Annual          Underlying
Name and Principal Position              Year         ($)(1)       Compensation($)        Options(#)
---------------------------             ------       --------      ----------------    -----------------

Robert B. Grieve                         2000        260,000         11,044               200,000
   Chairman of the Board and             1999        245,400              -               200,000
    Chief Executive Officer              1998        195,000              -               150,000

James H. Fuller                          2000        249,600          8,595               150,000
   President and Chief Operating         1999        229,200 (2)     68,730 (3)           350,000
    Officer                              1998              -            -                       -

Ronald L. Hendrick                       2000        187,720          4,725               115,000
   Executive Vice President, Chief       1999        180,000              -                     -
    Financial Officer and Secretary      1998         15,000 (4)          -               100,000

Giuseppe Miozzari (5)                    2000        189,200              -                12,000
   Chief Executive Officer of Heska      1999        182,000              -                55,000
    Holding AG                           1998        175,300              -                     -

Dan T. Stinchcomb                        2000        180,000          3,412                30,000
   Executive Vice President, Research    1999        160,000              -                35,000
     and Development                     1998        135,000              -                20,000



________________________

(1) Salary includes amounts, if any, deferred pursuant to 401(k) arrangements.
(2) Mr. Fuller's employment with us commenced on January 19, 1999 and his 1999 salary reflects a partial year of employment.
(3) Includes a starting bonus of $60,000 and a moving expense reimbursement of $8,730.
(4) Mr. Hendrick's employment with us commenced in December 1998 and his 1998 salary reflects a partial year of employment.
(5) Dr. Miozzari's salary for the years 1999 and 1998 has been adjusted to reflect the current rate of exchange.

STOCK OPTIONS

     The following tables summarize option grants to, and exercises by, the named executive officers during 2000, and the value of the options held by each such person during the year ended December 31, 2000.

                                                          OPTION GRANTS IN 2000

                                                                                               Potential Realizable Value at
                                                                                               Assumed Annual Rates of Stock
                                                                                                  Price Appreciation for
                                                     Individual Grants                                 Option Term (4)
                                 ----------------------------------------------------------    ------------------------------
                                                  Percentage of
                                 Number of        Total Options
                                 Securities        Granted to
                                 Underlying       Employees in      Exercise
                                   Options           Fiscal           Price      Expiration
Name                             Granted(#)(1)        Year          ($/Sh)(2)      Date(3)       5%($)               10%($)
-----                            -------------   ---------------    ---------    ----------    ---------            ---------
Robert B. Grieve                   200,000            28.96%           3.69        02/23/10      464,124            1,176,182
James H. Fuller                    150,000            21.72%           3.69        02/23/10      348,093              882,136
Ronald L. Hendrick                  65,000             9.41%           3.69        02/23/10      150,840              382,259
                                    50,000             7.24%           2.00        08/02/10       62,889              159,374
Giuseppe Miozzari                   12,000             1.74%           3.69        02/23/10       27,847               70,571
Dan T. Stinchcomb                   30,000             4.34%           3.69        02/23/10       69,619              176,427


____________

(1) The right to exercise these stock options vests ratably on a monthly basis over a four year period. Under the terms of our stock plans, our Compensation Committee retains the discretion, subject to certain limitations, to modify, extend or renew outstanding options and to reprice outstanding options. Options may be repriced by canceling outstanding options and reissuing new options with an exercise price equal to the fair market value on the date of reissue, which may be lower than the original exercise price of such canceled options.
(2) The exercise price is equal to 100% of the fair market value on the date of grant as determined by the Compensation Committee.
(3) The options have a term of ten years, subject to earlier termination in certain events related to termination of employment.
(4) The 5% and 10% assumed rates of appreciation are suggested by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future common stock price. There can be no assurance that any of the values reflected in the table will be achieved.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                      Securities Underlying     Value of Unexercised In-the-
                                                       Unexercised Options           Money Options at
                                                     at December 31, 2000(#)      December 31, 2000($)(2)
                                                   ---------------------------  ----------------------------
                          Shares       Value
                       Acquired on   Realized($)
Name                   Exercise(#)      (1)        Exercisable   Unexercisable  Exercisable    Unexercisable
----                   -----------  ------------   -----------    ------------  -----------    -------------
Robert B. Grieve          103,400       213,382       487,309       307,291        33,975              -
James H. Fuller                 -             -       198,958       301,042             -              -
Ronald L. Hendrick              -             -        67,709       147,291             -              -
Giuseppe Miozzari          50,000        69,700        68,991        48,009             -              -
Dan T. Stinchcomb               -             -        66,292        52,708             -              -


____________

(1) These values were calculated on the basis of the fair market value of the underlying securities at the exercise date minus the applicable per share exercise price.
(2) These values were calculated on the basis of the fair market value per share of the common stock at December 31, 2000 ($0.68), minus the applicable per share exercise price.

PENSION AND LONG-TERM INCENTIVE PLANS

     We have no pension or long-term incentive plans.

EMPLOYMENT AGREEMENTS

     During 2000, we were a party to employment agreements with each of the named executive officers. All of the agreements provide for severance payments if the individual's employment is terminated without cause, including terminations in connection with a change in control. In the case of Dr. Grieve, the payments set forth in his employment agreement are equal to one year's salary plus an additional year of vesting under any stock arrangements if his employment is involuntarily terminated. In the case of Mr. Fuller, the payments set forth in his employment agreement are equal to one year's salary plus an additional one year's vesting under any stock arrangements if the termination takes place any time on or before January 18, 2002, or six months' salary and an additional six months' vesting under any stock arrangements if the termination takes place after that date. In the case of Mr. Hendrick, the payments set forth in his employment agreement are equal to one year's salary if the termination takes place any time on or before December 1, 2001, or six months' salary if the termination takes place after that date. In the case of Dr. Miozzari, the payments (including amounts mandated by Swiss law) would be six months' salary if he is terminated without cause other than a change in control, or one year's salary if he is terminated without cause due to a change in control. In the case of Dr. Stinchcomb, the payments set forth in this employment agreement are equal to six months' salary if he is terminated without cause other than a change in control, or one year's salary if he is terminated without cause due to a change in control.


   REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
                                  COMPENSATION

     This report on executive compensation is provided by the Compensation Committee of the Board of Directors to assist stockholders in understanding the objectives and procedures used in establishing the compensation of our executive officers. Four non-employee directors, Mr. Dolan, Dr. Hohnke, Dr. Martin and Mr. Sasen, served on the Compensation Committee during the last fiscal year.

RESPONSIBILITIES OF THE COMPENSATION COMMITTEE

     The Compensation Committee acts on behalf of the Board of Directors. Our responsibilities include:


     * Establishing the Company's compensation philosophy for all employees, including the Chief Executive Officer and other executive officers;
     *    Reviewing the performance of the Chief Executive Officer;
     * Determining salary levels and stock grants for the Chief Executive Officer and other executive officers;
     *    Administering  the  Company's 1997 Stock Incentive Plan  and  Employee
          Stock Purchase Plan, including determining the number and type of options to be granted to employees of the Company and its subsidiaries and the terms of such grants.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     We believe that compensation of the Company's executive officers should promote the success of the Company by attracting, retaining and motivating all employees, including executive officers, while aligning their interests with the Company's long-term and strategic interests and the interests of stockholders. Competition for skilled employees, particularly management level employees, in the Company's industry is intense and the Committee seeks to provide total compensation packages that will attract and retain superior caliber individuals, yet be consistent with the Company's financial situation and stage of development.

KEY ELEMENTS OF EXECUTIVE COMPENSATION

     Until the Company has achieved operational profitability, we believe that the use of traditional performance standards, such as profit levels and return on equity, are not appropriate in the evaluation of executive officer performance. Instead, the Committee evaluates the performance of executive officers and sets their compensation based primarily on the Company's achievement of its business objectives, such as developing and introducing products, obtaining appropriate financing, developing its intellectual property portfolio and entering into collaborations with other companies and academia. The Committee also evaluates each officer's individual contribution toward the achievement of these objectives and of other individual objectives. Currently, the Company's compensation structure for executive officers includes a combination of base salary, stock options and performance based cash incentive under a management incentive compensation plan.

     Base Salary. Salary levels are largely determined through comparisons with companies of similar headcount and market capitalizations or complexity in the biotechnology industry. Actual salaries are based on individual performance contributions within a competitive salary range for each position that is established through evaluation of responsibilities and market comparisons. We believe, that the Company's salary levels for the executive officers are at a level that, at the time such salary determinations were made, were considered to be reasonable and necessary given the Company's financial resources and the stage of its development. This belief is based on our knowledge of executive compensation in the industry and based on practices of comparable companies in the Company's industry.

     Stock Options. We believe that stock options provide excellent long-term incentives for executive officers to increase the Company's market value for the benefit of all stockholders. We are responsible for determining the number and terms of options to be granted to executive officers, taking into account such factors as individual and Company performance, policies regarding cash compensation and practices of comparable companies in the Company's industry. Options granted to executive officers have exercise prices equal to fair market value on the date of grant, vest over a four-year period and expire ten years from the date of grant. Vesting ceases and the vested portion of options must be exercised should the executive leave the Company's employ (subject to any rights to partial acceleration of vesting upon termination without cause under employment agreements). This Committee believes that these vesting provisions help both to retain qualified employees and to motivate them to achieve long-term increases in stock value, providing continuing benefits to the Company and its stockholders beyond those in the year of grant.

     Management Incentive Compensation Plan. We believe that cash performance based incentives can also serve an important role in executive compensation. We have adopted a management incentive compensation plan which replaces the prior executive bonus plan. The management incentive compensation plan will provide incentives to the executives of the Company to meet and exceed certain predetermined annual net income and revenue goals. We have established these financial goals for the 2001 calendar year, and any such incentives with respect to the 2001 calendar year will only be paid after the audited financial results for the year are available. While we believe that providing cash bonuses to the executives of the Company is an essential part of creating a competitive executive compensation package, we have determined that paying the great majority of such bonuses only if specific predetermined financial goals are achieved provides a very strong incentive to the Company's management to achieve financial performance that will be beneficial to the Company and its stockholders.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The annual salary of Robert B. Grieve, the Company's Chairman of the Board and Chief Executive Officer, was increased to $260,000 in 2000, and we awarded him a stock option in February 2000 to purchase an additional 200,000 shares of common stock. These options have the terms described above. Given the Company's stage of development, the use of traditional performance standards, such as profit levels and return on equity, were not considered to be appropriate in the evaluation of Dr. Grieve's performance.

QUALIFYING COMPENSATION

     It is the Company's policy generally to qualify compensation paid to executive officers for deductibility under section 162(m) of the Internal Revenue Code. Section 162(m) generally prohibits the Company from deducting the compensation of executive officers that exceeds $1,000,000 unless that compensation is based on the satisfaction of objective performance goals. The Company's 1997 Stock Incentive Plan is structured to qualify awards under such plans as performance-based compensation and to maximize the tax deductibility of such awards. However, the Company reserves the discretion to pay compensation to its executive officers that may not be deductible.

     The foregoing report has been furnished by the Compensation Committee of the Board of Directors and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference and shall not otherwise be deemed filed under such Acts.

                                        Respectfully submitted,

                                        A. Barr Dolan
                                        Lyle A. Hohnke
                                        Edith W. Martin
                                        John F. Sasen, Sr., Chairman


                          REPORT OF THE AUDIT COMMITTEE


     The Audit Committee reviews the Company's accounting, auditing and financial reporting practices on behalf of the Board of Directors. The members of the Audit Committee during 2000 were Mr. Dolan, Mr. Pomroy and Dr. Tebbit. Mr. Aylesworth was appointed to the Audit Committee when Mr. Pomroy resigned in June. Dr. Martin was appointed to the Committee in October when Dr. Tebbit resigned. The members of this Audit Committee meet the independence and experience requirements of the Nasdaq Stock Market.

     The Board of Directors has adopted a charter outlining the functions this Committee is to perform. A copy of this charter is attached to this proxy statement as Appendix A. These functions include:

     * Monitoring the corporate financial reporting and internal and external audits of the Company;
     * Providing the results of its examinations and recommendations derived therefrom to the Board of Directors; and
     *    Nominating independent auditors.

     In performing all of these functions, we act only in an oversight capacity. We rely on the work and assurances of Company management, which has the primary responsibility for the financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company's annual financial statements to generally accepted accounting principles.

     In this context, during the year 2000, we met and held discussions with management and the independent auditors. Management represented to us that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. In our meetings with the independent auditors, we discussed matters required to be discussed by the auditors with audit committees under Statement of Auditing Standards No. 61 (Communication with Audit Committees).

     In addition, we received and discussed with the auditors their annual written report on their independence from the Company and its management which is made under Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered whether the provision of non-audit services by the auditors was compatible with maintaining the auditor's independence.

     In reliance on these reviews and discussions and the report of the independent auditors, we have recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                        Respectfully submitted,

                                        William A. Aylesworth, Chairman
                                        A. Barr Dolan
                                        Edith W. Martin


AUDIT FEES, FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES AND ALL
                                   OTHER FEES

     In connection with services rendered by Arthur Andersen LLP during the year 2000, fees for the last annual audit were $100,500, and all other fees were $58,950, including audit related services of $28,000 and nonaudit services of $30,950. Audit related services generally include fees for statutory audits and accounting consultations. Nonaudit services consist primarily of tax advisory services. We did not incur any fees for financial information systems design and implementation.

     The Audit Committee has been advised by Arthur Andersen LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or our subsidiaries.

                          STOCK PRICE PERFORMANCE GRAPH

     The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of our common stock with the Center for Research in Securities Prices Total Return Index for the Nasdaq Stock Market (U.S. and Foreign) and the CRSP Total Return Index for Nasdaq Pharmaceutical Stocks assuming an investment of $100 in each on December 31, 1997, the year of our initial public offering. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of our common stock.

 COMPARISON OF CUMULATIVE TOTAL RETURN AMONG HESKA CORPORATION, THE NASDAQ STOCK
                                     MARKET
       INDEX (U.S. AND FOREIGN) AND THE NASDAQ PHARMACEUTICAL STOCK INDEX



                                                Nasdaq
                            Nasdaq US       Pharmaceutical     Heska
             Date           & Foreign           Stocks      Corporation
            -------         ----------      --------------  -----------
             Dec-97          100.000           100.000         100.000
             Jun-98          119.843           101.491          89.398
             Dec-98          138.505           127.297          35.863
             Jun-99          169.977           142.218          18.691
             Dec-99          258.201           239.265          18.182
             Jun-00          251.773           325.975          17.172
             Dec-00          155.890           297.608           5.560



             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Compliance with Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Directors, officers and 10% or greater stockholders are required by SEC regulations to furnish us with copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to us and the representations made by the reporting persons to us, we believe that during fiscal 2000 our directors, officers and 10% or greater stockholders complied with all filing requirements under Section 16(a) of the Exchange Act.


                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

COLLABORATIVE AGREEMENTS

Ralston Purina Company

     In July 1998, we entered into a Research and Licensing Agreement with Ralston Purina. Pursuant to that agreement, Ralston Purina acquired exclusive rights to license certain of our discoveries, know-how and technologies for innovative diets for dogs and cats, and we have agreed to allocate certain resources to research, develop and commercialize pet food products that are the subject of the collaboration. The first product from this strategic alliance was introduced by Ralston Purina in July 2000. This new product is a specialty diet for the nutritional management of feline diabetes mellitus. We will receive a royalty from Ralston Purina on sales of this product, as well as any additional products developed under this collaboration.

     Also in July 1998, Ralston Purina acquired 1.165 million shares of our common stock for $14.75 million in cash, and also acquired, for an additional cash payment of $250,000, warrants to purchase an additional 1.165 million shares of common stock. The exercise price of the warrants is $12.67 for the first year of the warrants, increasing by 20% per year for each of the second and third years of the warrant. The warrants were vested immediately as of July 30, 1998 and expire on July 30, 2001 with respect to any unexercised warrants.

Novartis

     Novartis, one of our principal stockholders, has ongoing marketing rights to various of our products under development and is a party to a Screening and Development Agreement and Right of First Refusal Agreement. Novartis obtained such rights in connection with its purchase of our preferred stock in April 1996 (which converted into common stock upon the closing of our initial public offering), but did not make any separate payments for these rights.

     Effective as of August 18, 1998, we entered into an Exclusive Distribution Agreement with Novartis Agro K.K., Tokyo, an affiliate of Novartis. Under the terms of the agreement Novartis Agro will have exclusive rights to market and distribute selected Heska-branded products in Japan. Novartis Agro is responsible for the registration of these products in Japan. The initial product to be marketed under the agreement is Solo Step (TM) CH. In consideration of these distribution rights, Novartis has entered into a Right of First Refusal Agreement wherein Novartis granted us a right of first refusal to evaluate forpossible development and marketing worldwide certain new product technologies for the veterinary market as they become available from Novartis.

     In January 2001, we entered into a distribution agreement with Novartis Animal Health, Inc., granting them exclusive distribution rights for the sale of our E-Screen (TM) test product in Europe. In March 2001, we entered into a distribution agreement with Novartis Animal Health Canada, Inc., granting them exclusive distribution rights for the sale of our Flu Avert (TM) I.N. vaccine in Canada.


     LOAN TO EXECUTIVE OFFICER

     In December 1999, we approved a personal loan to Dr. Grieve in the amount of $100,000. This loan is evidenced by a promissory note which is due and payable on December 23, 2002. Interest on the outstanding principal balance accrues at the rate of 5.74% per annum. Payment of any unpaid principal balance together with all accrued and unpaid interest can be accelerated and become payable within ninety days after Dr. Grieve's relationship with us is terminated for any reason other than Dr. Grieve's death or permanent disability.


             PROPOSAL 2 - AMENDMENT TO THE 1997 STOCK INCENTIVE PLAN

SUMMARY OF 1997 STOCK INCENTIVE PLAN

     The Board of Directors and stockholders approved the 1997 Stock Incentive Plan in March 1997. The purpose of the Plan is to promote our long-term success and the creation of stockholder value by (a) encouraging employees, outside directors and consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of employees, outside directors and consultants with exceptional qualification, and (c) linking employees, outside directors and consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing awards in the form of incentive and non-qualified stock options ("NQO") to purchase our common stock. As of January 1, 2001, a total of 7,643,853 shares of our common stock was available for issuance under the Plan. The aggregate number of shares issuable under the Plan and the aggregate amount issuable to any one participant are subject to adjustment in the event of any change to our common stock due to a stock split or recapitalization, stock dividend or other similar action or event.

     It is our practice to grant all stock options at an exercise price equal to the closing price of our stock on the date of grant. However, the Plan provides for the grant of non-qualified stock options at a discount of no more than 15%. The Compensation Committee fixes the term and conditions of each option at the time of grant, the term generally is ten years from the date of grant.

     All regular full-time U. S. employees receive incentive stock options and all regular full-time European employees receive non-qualified stock options when they are hired. Additional options may be granted based upon merit. All employee grants vest monthly over a four-year period. As of January 1, 2001, we had approximately 335 employees and 18 consultants which had been granted stock options.

     The exercise price of options granted under the Plan, including applicable tax withholding, if any, must be paid in full at the time of exercise. The method of payment is determined by the Compensation Committee and may consist of cash, other shares of common stock, promissory note or irrevocable directions to a securities broker to sell all or part of the option shares and to deliver the sale proceeds to us.

     Currently, outside directors receive an automatic grant of an immediately exercisable non-qualified option to purchase 10,000 shares of stock when they first join the Board. This option is subject to repurchase by us at the exercise price if the director's service terminates for any reason. This right to repurchase lapses in four equal installments at annual intervals over a 48-month period commencing on the date of grant. In addition, each non-employee director who will continue serving as a member of the Board upon the conclusion of each annual meeting of stockholders receives an immediately exercisable non-qualified option to purchase 2,000 shares of stock. These options are also subject to repurchase for a period of one year from the date of grant.

PROPOSED AMENDMENT

     Management recently reviewed the size of our existing automatic grants to outside directors and decided that in order to maintain our ability to attract and retain qualified members to our Board the grants must be increased. Management presented to the Compensation Committee a recommendation to amend the Plan to increase the amount of the initial grant of stock options from 10,000 shares to 40,000 shares and the amount of the annual grant of stock options from 2,000 shares to 40,000 shares. In addition, they proposed an additional annual grant of an option to purchase 2,000 shares to each chairman of a committee of the Board of Directors. The Compensation Committee approved the amendments and submitted them to the Board for approval in February 2001. The Plan has been amended, subject to stockholder approval. All other terms of the automatic grants remain the same.

     These amendments amend and restate the first sentences of Sections 7.1 and
7.2 of the Plan to read as follows:

     7.1 INITIAL GRANTS. Each Outside Director who first becomes a member of the Board shall receive a one-time grant of an NQO covering 40,000 Common Shares (subject to adjustment under Article 9) (1).

     7.2 ANNUAL GRANTS. Upon the conclusion of each regular annual meeting of the Company's stockholders, (i) each Outside Director who will continue serving as a member of the Board thereafter shall receive an NQO covering 40,000 Common Shares, except that such NQO shall not be granted in the calendar year in which the same Outside Director received the NQO described in Section 7.1, and (ii) each director who will serve as chairman of a Board committee thereafter shall receive an NQO covering 2,000 Common Shares (both awards are subject to adjustment under Article 9).
     _________________
     (1) Article 9 covers changes to the stock options as a result of a stock split, recapitalization, spin-off or similar occurrence.

REQUIRED APPROVAL

     The affirmative vote of the holders of a majority of our outstanding common stock is required to approve this proposal. Therefore, failure to vote will have the same effect as a vote against the amendment. If approved by the stockholders, the proposed amendment to the 1997 Stock Incentive Plan will become effective immediately.

PARTICIPATION IN THE 1997 STOCK INCENTIVE PLAN

     The grant of options under the 1997 Stock Incentive Plan to employees, including the named executive officers, is subject to the discretion of the Compensation Committee. As of the date of this proxy statement, there has been no determination by the Compensation Committee with respect to future awards under the Plan. Accordingly, future awards are not determinable. The following table sets forth information with respect to the grant of options to the named executive officers and to other persons participating in the Plan during the fiscal year 2000.



                                                                               Weighted Average
                                                      Shares Underlying       Exercise Price Per
      Name and Position                                Options Granted           Share ($/SH)
      -----------------                               -----------------       ------------------
      Robert B. Grieve                                        200,000                3.69
        Chairman of the Board of Directors and
        Chief Executive Officer
      James H. Fuller                                         150,000                3.69
        President and Chief Operating Officer
      Ronald L. Hendrick                                       65,000                3.29
        Executive Vice President, Chief Financial              50,000                2.00
        Officer and Secretary
      Giuseppe Miozzari                                        12,000                3.69
        Managing Director Heska AG
      Dan T. Stinchcomb                                        30,000                3.69
        Executive Vice President, Research
        and Development
    Executive Officer Group (including persons named above)   522,000                3.60
    Non-Executive Director Group                              253,200                3.33
    Edith W. Martin, Nominee for Director                      10,100                1.31
    Non-Executive Officer Employee Group                      129,293                3.43


FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the effect of federal income taxation upon the participant and us under the Plan based upon the Internal Revenue Code. This summary is not intended to be complete and does not discuss the income tax laws of any municipality, state or country outside of the United States. It is advisable that a participant contact his or her own qualified tax advisor concerning the application of tax laws.

     If an option granted under the Plan is an incentive stock option, the optionee will recognize no taxable income upon grant or exercise of the incentive stock option unless the alternative minimum tax rules apply. Upon the resale or exchange of the shares any gain (or loss) will be taxed to the optionee as ordinary income (or loss) or capital gain (or loss), depending on how long the optionee has held the stock.

     All options that do not qualify as incentive stock options are taxed as non-qualified stock options. An optionee will not recognize any taxable income at the time of grant of a non-qualified stock option. However, upon the exercise of a non-qualified stock option, the optionee will generally recognize ordinary income for federal income tax purposes measured by the excess, if any, of the then fair market value of the shares over the exercise price. The ordinary income recognized upon exercise of a non-qualified stock option by an optionee who is also one of our employees will be treated as wages for tax purposes and will be subject to tax withholding out of the current compensation, if any, paid to the optionee. Upon resale of such shares by the optionee, any difference between the sale price and fair market value on the date of exercise will be treated as capital gain (or loss).

     We will be entitled to a tax deduction in the same amount as the ordinary income, if any, recognized by the optionee (i) upon exercise of a non-qualified stock option and (ii) upon the sale of shares acquired by exercise of an incentive stock option in a disqualifying disposition. We will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option, regardless of the applicability of the alternative minimum tax.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE 1997 STOCK INCENTIVE PLAN.


                STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

     Proposals of stockholders submitted pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended and intended to be presented for consideration at our 2002 Annual Meeting of Stockholders must be received by us not later than November 30, 2001 in order to be considered for inclusion in our proxy materials for that meeting.

     The Company's Bylaws also establish an advance notice procedure with respect to certain stockholder proposals and director nominations. In the event a stockholder wishes to nominate a candidate for election as a director, or wishes to propose any other matter for consideration at the Annual Meeting, other than proposals to be included in the Proxy Statement, written notice of such intent to make such nomination or propose such action must be given to the Secretary of the Company pursuant to certain procedures set forth in the Company's Bylaws, a copy of which is available upon request from the Secretary of the Company. These procedures provide, among other things, that such shareholder's written notice of intent must be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the scheduled meeting date; unless less than 70 days prior notice or public disclosure of the date of the meeting is given or made by the Company, in which event such notice of intent must be received not later than the earlier (i) of the 10th day following the date on which notice of the meeting was mailed or such public disclosure made or (ii) two (2) days prior to the date of the scheduled meeting. Any such notice must contain certain specified information concerning the proposed matter and the stockholder submitting the proposed matter, all as set forth in the Bylaws. The chairman of the Annual Meeting may refuse to acknowledge the nomination of any person or the request for such other action not made in compliance with the foregoing procedures. If the foregoing procedures are not followed and such nomination or other request for action is nonetheless permitted, the proxy holders appointed by the Company herein shall have discretionary voting authority with respect to such matters at the Annual Meeting.


                                  OTHER MATTERS

     We are not aware of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies will be voted in accordance with the judgment of the persons voting the proxies.

     Whether or not you plan to attend the meeting, please vote by Internet or mark, sign, date and promptly return the enclosed proxy card in the enclosed envelope. No postage is required for mailing in the United States.

                                        By Order of the Board of Directors.

                                        /S/ Ronald L. Hendrick

                                        Ronald L. Hendrick
                                        Executive Vice President,
                                        Chief Financial Officer and Secretary

Fort Collins, Colorado
April 4, 2001


                                HESKA CORPORATION
                             AUDIT COMMITTEE CHARTER


PURPOSE

The Board of Directors of Heska Corporation (Heska or the Company), hereby defines and establishes the role of its Audit Committee (the Committee). The
Audit Committee will make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of Heska and its subsidiaries, to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require board attention.

In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

COMPOSITION AND MEMBERSHIP

The Committee shall be comprised of at least three (3) directors, one of whom shall be appointed Committee Chairman by the Board of Directors. All Committee members must be independent directors, in accordance with the corporate governance rules of the Nasdaq National Market. The members of the Audit Committee will be appointed by and will serve at the discretion of the Board of Directors.

MEETINGS

The Audit Committee will meet at least one time each year. The Audit Committee may establish its own schedule which it will provide to the Board of Directors in advance.

The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditor's examination and audit report.

MINUTES

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

RESPONSIBILITIES

The responsibilities of the Audit Committee shall include:

1. Reviewing on a continuing basis the adequacy of the Company's system of internal controls;

2. Reviewing on a continuing basis the activities, organizational structure and qualifications of the Company's internal audit function, if any;

3.   Reviewing the independent auditors' proposed audit scope and approach;

4. Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

5.   Reviewing the performance of the independent auditors;

6. Reviewing before release the audited financial statements and Management's Discussion and Analysis in the Company's annual report on Form 10-K;

7. Reviewing before release the unaudited quarterly operating results in the Company's quarterly earnings release;

8. Overseeing compliance with SEC requirements for disclosure of auditor's services and audit committee members and activities;

9.   Reviewing   management's  monitoring  of  compliance  with  the   Company's
     Standards of Business Conduct and with the Foreign Corrupt Practices Act;

10. Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company's financial statements;

11. Providing oversight and review of the Company's asset management policies, including an annual review of the Company's investment policies and performance for cash and short-term investments;

12. If necessary, instituting special investigations and, if appropriate, hiring special counsel or experts to assist;

13.  Reviewing related party transactions for potential conflicts of interest;

14. Prepare a report for inclusion in the Company's proxy statements regarding whether the committee has reviewed and discussed certain matters with management and the independent auditors and whether the committee has recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K;

15. File a copy of the committee charter every three years with the Company's proxy statement; and

16. Performing other oversight functions as requested by the full Board of Directors.

In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors delegates to it, and will report, at least annually, to the Board regarding the Committee's examinations and recommendations.




THE FOREGOING CHARTER WAS ADOPTED BY THE BOARD OF DIRECTORS OF HESKA CORPORATION ON MAY 24, 2000.




PROXY                           HESKA CORPORATION                   PROXY
                              1613 Prospect Parkway
                          Fort Collins, Colorado 80525

  (I)  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints the Board of Directors of Heska Corporation, or its designee, the undersigned's true and lawful agent and proxy with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders to be held at 1613 Prospect Parkway, Fort Collins, Colorado on May 17, at 9:00 a.m., and at any adjournment thereof, to vote as designated below:

          -------------------------------------------------------------
          The Board of Directors recommends a vote FOR proposal 1 and 2
          -------------------------------------------------------------


1. To elect one director, Edith W. Martin, to
   the Board of Directors to serve until the 2004           FOR                   WITHOLD
   Annual Meeting of Stockholders or until her             [   ]                   [   ]
   successor has been duly elected and qualified;
   and
2. To approve an amendment to the Company's
   1997 Stock Incentive Plan to increase the number     FOR           AGAINST         ABSTAIN
   of shares automatically granted to outside          [   ]           [   ]           [   ]
   directors;
3. In their discretion, the Proxies are
   authorized to vote on any other matters which may
   properly come before the Annual Meeting and any
   adjournment or postponement of the Annual Meeting
   as set forth in the Proxy Statement.

                                                 Date________________________, 2001



                                                 ----------------------------
                                                 Signature
        Stockholder Name and address here


                                                  -----------------------------
                                                  Signature if held jointly

                                                  Please sign exactly as name(s) appears
                                                  hereon.  When shares are held by joint
                                                  tenants, both should sign.  When signing as
                                                  attorney, executor, administrator, trustee or
                                                  guardian, please give full title as such.  If
                                                  a corporation, please sign in full corporate
                                                  name by president or other authorized
                                                  officer.  If a partnership, please sign in
                                                  partnership name by authorized person.

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                          -----------------------------
                                VOTE BY INTERNET
                           QUICK *** EASY***IMMEDIATE
                          -----------------------------

YOUR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU HAVE MARKED SIGNED AND RETURNED YOUR PROXY CARD.

--------------------------------------------------------------------------------
TO VOTE BY INTERNET: Connect to the Website listed below: You will be asked to enter a control number which is located at the bottom of this form. Then follow the instructions. THE WEB SITE FOR VOTING IS: www.proxyvoting.com/heska
--------------------------------------------------------------------------------


             IF YOU VOTE BY INTERNET, DO NOT MAIL IN THE PROXY CARD.
                              THANK YOU FOR VOTING!
                                                                  --------------
                                                                  CONTROL NUMBER
                                                                    123 456 7890
                                                                  --------------